SHARE PURCHASE AND SEPARATION AGREEMENT

This Share Purchase and Separation Agreement ("the Agreement"), is made and entered into by and between Wouter Andries Fouche, residing at 14421 Chino Dr, Haslet, Texas, 76052, USA ("the Seller") acting on behalf of himself, and UPAY Inc acting on behalf of itself and its affiliates, subsidiaries, and related companies, including, without limitation, Rent Pay (PTY) Ltd., MiWay Finance, Inc., and all subsidiaries, affiliates, and related companies ("the Company").

1.	The Company, its affiliates, subsidiaries, and related companies are engaged in the business of developing and selling software and providing various other services.

2.	Seller currently owns a total of nine million one hundred twenty five thousand shares (9,125,000) UPAY, Inc.(including shares held in LoanTech Trust) and three million seven hundred thousand (3,700,000) MiWay Finance shares. (Collectively referred to as “the Shares”).

3.	Seller agrees to sell and the Company agrees to purchase all of the Shares except for a total of 2 million shares to be retained by Seller (the “Purchase Shares”). The Purchase Shares will include 7,125,000 UPAY shares and 3,700,000 MiWay Finance shares.

4.	The Company agrees to pay a total of two hundred forty thousand dollars ($240,000) for the Purchase Shares, to be paid as follows:

(a)	$150,000 cash payment within 10 days (the “Closing”) of the execution hereof; and

(b)	$10,000 per month for 9 consecutive months commencing April 1, 2022 and continuing on the first of each month thereafter.

(c)	The Company agrees to pay Seller’s current salary through February, 2022.

5.	At the Closing, Seller shall duly endorse and deliver all Purchase Shares for sale to the Company, in certificate form, with medallion guarantee.

6.	Seller shall retain 2 million Shares (the “Retained Shares”), however, said Retained Shares shall be subject to a legal lock up and leak out, per the terms below. Seller shall not be able to sell, transfer, assign, hypothecate or otherwise dispose of any of the Retained Shares for a period of eighteen (18) months from the Closing and thereafter shall be allowed to sell no more than five thousand (5,000) of the Retained Shares per month. The certificate representing the Retained Shares shall bear a restrictive legend setting forth this lock up and leak out agreement.

7.	Seller hereby tenders his resignation, effective immediately, from all positions with the Company, including all officer, director or employment positions. However, this resignation is subject to and conditioned upon receipt of the initial payment of $150,000 as set forth above.

8.	Subject to the specific obligations of the Parties hereunder, the parties hereby agree to a full and complete mutual release, releasing each other, as well as any and all officers, directors, employees and agents of the Company from any and all claims, demands, debts or liabilities of any kind or nature, known or unknowns, fixed or contingent.

9.	In addition, each party agrees to a non-circumvention and non-derogation provision hereof. No party hereto shall, at any point now or in the future, speak ill of any other party, or take any action of any kinds or nature to interfere with the business, personal or family interests of the other. Specifically, Seller agrees that he will never solicit any employees, customers or vendors of the Company for any other business, work or project of any kind and shall take no action to interfere with, disrupt or harm the business of the Company in any manner.

10.	Seller agrees to take any and all action to fully effectuate the intent of the Parties hereunder, including transferring any and all accounts, passwords, or other information of any kind or nature reasonably necessary 5 to the business of the Company and shall fully cooperate with the Company in insuring a smooth transition from Seller exiting the Company as CEO.

11.	Seller shall return any and all property of the Company to the Company, including, without limitation, software, software code and documentation backups, documents, laptop computer computer-generated information, reports, books, studies, data, credit cards, Seller identification, access cards, cell phones and other such materials and shall retain no copies of any such property or information. Seller shall keep confidential, for all times, any and all information in his knowledge or possession about the Company, its business, finances or operations, its employees, officers, directors or agents and shall not disclose any such information at any time, to any person, for any reason. Notwithstanding the foregoing, Seller shall be allowed to retain the following property: Three (3) laptop computers, plus some tables and chairs currently in possession of Seller. Seller shall clean and remove any and all information regarding the Company, its officers, employees, personnel, agents, customers or vendors, as well as any other Company information, from said computers immediately.

12.	If the Company fails to make any payments under this Agreement to Seller, Seller shall have the right to reclaim from the Company a pro-rata portion of the Purchase Shares and the Company agrees to issue such shares in such event. In addition, during any period where payment is not made to Seller hereunder, Seller shall be allowed to sell up to $5,000 per month of the Retained Shares without violating the lock up/leak out agreement herein.

13.	Seller shall have the right to retain 100% ownership of the company known as UGroup Technology. However, said Company shall not, directly or indirectly compete with the Company, or contact any customers, vendors or business relationships of the Company. Additionally, Seller shall cause the current logo of UGroup Technology to be changed so that it does not resemble, in any way, the logo of the Company.

14.	This Agreement is the full and final expression of the parties and shall be governed under Florida law for all purposes. In the event of any dispute arising out of this Agreement, exclusive venue for any such dispute shall be in the Courts of Orange County, Florida. This Agreement is binding upon the parties hereto, their heirs and successors at law.

Wherefore, the parties have executed this Agreement this 3rd day of February, 2022.

UPAY Incorporated

By:	/s/ Jaco Folscher	/s/ Wouter Fouche
Jaco Folscher, Director		Wouter Fouche, individually and on behalf of Loan Tech Trust